Exhibit 99.1

Aeluma, Inc. Announces Approval of Form 211 and Assignment of the Ticker Symbol “ALMU”.

GOLETA, CA – July 29, 2022 - Aeluma, Inc. (the "Company"), a semiconductor company specializing in scalable, cost-effective sensor technologies for advanced LiDAR solutions, announced today that it has received notification from the Company’s market maker that the Financial Industry Regulatory Authority (“FINRA”) released its letter clearing the Company’s Form 211 application.

The Benchmark Company (“Benchmark”), an institutionally focused research, sales & trading, and investment banking firm, sponsored the Company’s FINRA Form 211 application. FINRA granted to Benchmark the approval to begin the quotation process. The Company also announced that it has been assigned the ticker symbol “ALMU.”

With its proprietary technology that combines high performance compound semiconductor nanomaterials with mass market silicon manufacturing, Aeluma is developing devices for sensors and communications. A primary Company focus is infrared sensors for the automotive LiDAR, industrial, and transportation sectors.

About Aeluma, Inc.

Aeluma (www.aeluma.com) develops novel optoelectronic devices for sensing and communications applications. Aeluma has pioneered a technique to manufacture devices using high performance compound semiconductor materials on large diameter silicon wafers that are commonly used for mass market microelectronics. The technology has the potential to enhance performance and provide a path to cost-effective, large-scale manufacturing, both of which are critical for future LiDAR and other sensor applications. Aeluma is developing a streamlined business model from its headquarters in Goleta, CA that has a state-of-the-art manufacturing cleanroom.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company's expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on the Company's current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Company Contact:

Aeluma, Inc.
(805) 351-2707
info@aeluma.com

Investor Contact:

The Del Mar Consulting Group, Inc.
Robert Prag, President
(858) 794-9500
bprag@delmarconsulting.com